SUB-ITEM 77K: Changes in registrant's certifying accountant.

On June 11, 2009, BKD, LLP was replaced as the independent registered public accounting firm for the Volumetric Fund, Inc. ('the Fund'). The decision to replace BKD, LLP was approved by the Fund's audit committee, its full Board of Directors, and was ratified by shareholders at the Fund's Annual Meeting on June 11, 2009. BKD, LLP had served as the Fund's independent registered public accounting firm for each of the five years ended December 31, 2008. BKD, LLP had issued reports on the financial statements of the Fund for each of the five years ended December 31, 2008. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

At no time preceding the replacement of BKD, LLP were there any disagreements between the management of the Fund and BKD, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BKD, LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. At no time preceding the replacement of BKD, LLP did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

On June 11, 2009, the Fund's Board of Directors engaged the firm of Briggs, Bunting & Dougherty, LLP to serve as the new independent registered public accounting firm to the Fund. At no time preceding the engagement of Briggs, Bunting & Dougherty, LLP did the Fund's management consult Briggs, Bunting & Dougherty LLP regarding either
(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or
(ii), any matter that was either the subject of disagreement or a reportable event, as such term are defined in Item 304 of Regulation S-K.

The Fund has provided BKD, LLP with a copy of these disclosures and has requested BKD, LLP to furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, detailing the particular statements with which it does not agree.


/s/ Gabriel Gibs                     August 10, 2009
Gabriel Gibs
CEO

Volumetric Fund, Inc.